Exhibit 99.1

Newtek Business Services Corp. Reports Third Quarter 2020 Financial Results

Boca Raton, FL – November 4, 2020 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for the three and nine months ended September 30, 2020.

Third Quarter 2020 Highlights

•Net investment income of $1.7 million, or $0.08 per share, for the three months ended September 30, 2020 compared to net investment loss of $(0.53) million, or $(0.03) per share, for the three months ended September 30, 2019.
•Adjusted net investment income (“ANII”)1 of $0.95 million, or $0.04 per share, for the three months ended September 30, 2020.
•Net asset value (“NAV”) of $324.4 million, or $15.13 per share, at September 30, 2020; a decrease of 3.6%, on a per share basis, compared to NAV of $15.70 per share at December 31, 2019.
•Debt-to-equity ratio of 1.21x at September 30, 2020.
•Total investment income of $14.9 million for the three months ended September 30, 2020; a decrease of 6.9% compared to total investment income of $16.0 million for the three months ended September 30, 2019.
•Total investment portfolio increased by 4.4% to $637.6 million at September 30, 2020, from $610.9 million at September 30, 2019.

Financial Highlights - Nine Months Ended September 30, 2020
•Net investment income of $31.1 million, or $1.49 per share, for the nine months ended September 30, 2020, compared to net investment loss of $(2.6) million, or $(0.14) per share, for the nine months ended September 30, 2019.
•ANII of $33.8 million, or $1.61 per share, for the nine months ended September 30, 2020; a decrease of 2.4% on a per share basis compared to ANII of $31.5 million, or $1.65 per share, for the nine months ended September 30, 2019.
•Total investment income of $77.4 million for the nine months ended September 30, 2020; an increase of 76.2% over total investment income of $43.9 million for the nine months ended September 30, 2019.

Exhibit 99.1
2020 Dividend Payments and 2021 Dividend Guidance
•The Company paid a third quarter 2020 cash dividend of $0.58 per share on September 30, 2020 to shareholders of record as of September 21, 2020.
•The Company revised its 2020 annual dividend forecast to a range of $1.90 per share to $2.20 per share, tightened from the previous range of $1.80 per share to $2.30 per share2. The Company paid a 2019 annual dividend of $2.15 per share.
•The Company forecasts paying an annual cash dividend between $2.00 per share and $2.502 per share in 2021.
•The revised dividend forecast for 2020 and the dividend forecast for 2021 do not include any potential impact of any possible future authorization of the U.S. Small Business Administration ("SBA") Paycheck Protection Program ("PPP").

Lending Highlights

•Newtek Small Business Finance, LLC (“NSBF”) funded $82.5 million of PPP loans during the three months ended September 30, 2020, for a total of $1.19 billion of PPP loans for the nine months ended September 30, 2020.
•NSBF funded $13.0 million of SBA 7(a) loans during the three months ended September 30, 2020; a decrease over $114.3 million of SBA 7(a) loans funded for the three months ended September 30, 2019.
•NSBF forecasts fourth quarter 2020 SBA 7(a) loan fundings of $135 million.
•Newtek Business Lending (“NBL”), Newtek’s wholly owned portfolio company which originates SBA 504 loans, forecasts full year 2020 SBA 504 loan closings of approximately $100 million.
•The Company forecasts that NBL could contribute between $1.0 million and $3.0 million in dividend income to the Company in 2020.
•The Company is currently negotiating term sheets with prospective joint venture partners that could create up to $150.0 million of additional third-party capital to originate up to $1.0 billion of non-conforming conventional loans and restart this program which was curtailed due to the pandemic.

For the three months ended September 30, 2020, the Company reported net investment income of $1.7 million, or $0.08 per share, compared to net investment loss of $(0.53) million, or $(0.03) per share, for the same period last year. The significant increase in net investment income for the third quarter of 2020 compared to the third quarter of 2019, was primarily due to the funding of $82.5 million of PPP loans during the third quarter of 2020. For the three months ended September 30, 2020, the Company reported ANII of $0.95 million, or $0.04 per share, compared to ANII of $12.2 million, or $0.63 per share, for the same period last year. The decline in ANII in the third quarter 2020 compared to the third quarter of 2019, was due to the suspension of lending activities of the Company’s SBA 7(a) loan program from March 2020 through June 2020 while it focused on funding PPP loans as a result of the pandemic, as well as re-establishing a post-pandemic credit thesis.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are extremely pleased with our stellar performance through an extremely elongated period of economic volatility due to the pandemic. The government shutdowns and resulting drastically altered economic landscape has created a roller-coaster effect for our client base of independent business owners across the U.S. We are proud that our company and management team has been able to navigate these changes in the operating environment and to quickly adapt its business model to offer PPP loans to independent business owners in need. We believe this is a true testament to what superior management teams are able to do under adverse economic headwinds where immediate changes in a company’s operations, products and solutions are required. As a result, on a year-to-date basis we have been able to generate income and dividends on par with 2019 levels. This is something the Company is proud of and believes should be highlighted.”

Mr. Sloane continued, “Management made the decision to suspend its lending activities in our SBA 7(a) loan program from March 2020 through June 2020, and shift lending operations to the PPP, funding approximately $1.2 billion of PPP loans to 10,500 borrowers through the nine months ended September 30, 2020. We are hopeful the Administration and Congress will provide a new stimulus package to enable our customer base to

Exhibit 99.1
access additional financing through the PPP. We are revising our dividend guidance range for 2020 to $1.90 to $2.20 per share, which is narrowed from the previous guidance range of $1.80 to $2.30 per share. It is important to note that the Company’s revised 2020 dividend forecast does not include any potential additional income or credit benefit from any possible new economic government stimulus package. Should the government provide a new stimulus package during the fourth quarter, we believe it could give our dividend forecast upside, and in turn we may be able to provide a greater return to our shareholders. Without the benefit of a renewed PPP, the Company is forecasting a 2021 cash dividend in the range of $2.00 to $2.50 per share.”

“Looking to our portfolio companies, we are pleased to report many positive developments. Newtek Business Lending (“NBL”), our portfolio company which originates and funds SBA 504 loans, is forecasting funding and/or closing approximately $100 million in SBA 504 loans for the full year 2020. We estimate that NBL could contribute between $1.0 million and $3.0 million in dividend income to the Company in 2020, contingent on loan closings and gain-on-sale levels during 2020. SBA 504 lending is a fixed-rate alternative to businesses that occupy commercial real estate and is clearly an attractive choice in a low interest rate environment. In addition, the Company has been in discussions to create additional joint ventures with partners to grow its non-conforming conventional loan program. The Company is currently negotiating term sheets with potential joint venture partners that could create up to $150 million of capital to originate up to $1.0 billion of non-conforming conventional loans. The Company’s and its portfolio companies’ loan programs, including SBA 7(a), SBA 504, secured lines of credit and non-conforming conventional term loans, give Newtek, as a brand, a very robust menu of financial solutions for independent business owners in all 50 states seeking financing for loan sizes of $5,000 to $15.0 million,” continued Mr. Sloane.

Mr. Sloane further commented, “Our payment processing portfolio company, Newtek Merchant Solutions (“NMS”), has begun to rebound from pandemic-related lower processing volumes. NMS has materially improved its run rate of EBITDA and cash flows as seen in the third quarter of 2020, and we expect to see this continued improvement in the fourth quarter of 2020 and in 2021. We will elaborate more on this topic during our conference call tomorrow morning, as well as give projections for the remainder of 2020 and a forecast for 2021.”

Highlighting positive developments in Newtek’s managed technology portfolio companies, Mr. Sloane said, “We are further enhancing our technology offering under the Newtek brand by merging two of our technology portfolio companies, IPM, which was acquired in 2017, and Newtek Technology Solutions (“NTS”), our core managed technology portfolio company, which we have developed and owned since 2004. The combination of these two portfolio companies should eliminate between $1.0 to $2.0 million of operating expense as well as present one Newtek branded solution to our core customer base under the stewardship Phil Alberta, President of NTS, and Jared Mills, Chief Operating Officer of NTS. We welcome you to visit our portfolio company website at https://www.newtekone.com and view its very robust offerings of technology solutions. We will discuss potential benefits and enhanced projections under this new combined enterprise during our conference call. We are excited about meeting the challenge of our clients’ technology needs in the post-pandemic environment, by providing solutions for all of their hardware and software needs. The combination of our managed technology portfolio companies into one defined company, with projected pro forma 2020 annual revenue of between $45 to $50 million, and a pro forma growing and profitable EBITDA history and projection, we believe can add significant value to all Newtek stakeholders and shareholders.”

Continuing to discuss Newtek’s portfolio companies, Mr. Sloane commented, “In our payroll and insurance agency portfolio companies, Newtek Payroll Solutions and Newtek Insurance Solutions, we have made many changes including enhancing the management teams and positioning these two portfolio companies for growth under the Newtek brand. Rick Carpenter, Director of Property & Casualty Insurance, and Kathryn Ingram, Senior Vice President, Property and Casualty Insurance – Commercial Lines Specialist, have joined Newtek Insurance Agency as part of the core management team for their expertise in the property and casualty arena. In addition, Samantha Razon, Director of Payroll Operations, has joined Shannon Vestal, Senior Vice President of Newtek Payroll Solutions, to enhance, grow and develop our state-of-the-art payroll, health and benefits offerings.”

Exhibit 99.1
Mr. Sloane concluded, “Newtek is the company that is able to provide a broad array of financial and business solutions through its strategic partner distribution channels, being able to remotely board business without the use of brokers, branches, bankers or business development officers. Our referral volume continues to grow and our cross-selling efforts are finally being realized as we have integrated our sales and marketing efforts as well as began to invest in training of Newtek’s and its portfolio companies’ solutions providers. We are extremely appreciative of the efforts of the federal government as well as state governments that have provided support to assist with the health and well-being of individuals and businesses. Despite the overhang of the pandemic on the economy and our customers, we believe we can continue to persevere in the current challenging economic environment, and we feel positive about a brighter future ahead for Newtek and its client base.”

Investor Conference Call and Webcast

A conference call to discuss third quarter 2020 results will be hosted by Barry Sloane, President, Chairman and Chief Executive Officer, and Christopher Towers, Chief Accounting Officer, tomorrow, Thursday, November 5, 2020 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.

In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events-and-presentations. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days.

1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans and conventional loans, and beginning in 2016, capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines ANII as Net investment income (loss) plus Net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less realized losses on non-affiliate investments, plus or minus loss on lease adjustment, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities, plus loss on extinguishment of debt.

The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, ANII does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII.

2 Note Regarding Dividend Payments
Amount and timing of dividends, if any, remain subject to the discretion of the Company's Board of Directors. The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

Exhibit 99.1
Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company®, are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	September 30, 2020	December 31, 2019
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $411,777 and $429,697, respectively; includes $329,855 and $364,063, respectively, related to securitization trusts)	$393,290	$417,223
SBA guaranteed non-affiliate investments (cost of $17,632 and $23,345, respectively)	18,796	25,004
Controlled investments (cost of $123,705 and $107,300, respectively)	209,251	215,817
Non-control investments (cost of $16,279 and $1,000, respectively)	16,279	1,000
Total investments at fair value	637,616	659,044
Cash	5,966	1,762
Restricted cash	40,511	31,445
Broker receivable	8,646	51,173
Due from related parties	6,397	2,972
Servicing assets, at fair value	24,557	24,411
Right of use assets	7,192	7,990
Other assets	21,081	18,614
Total assets	$751,966	$797,411

LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$25,183	$30,000
Notes due 2023 (par: $57,500 as of September 30, 2020 and December 31, 2019)	56,387	56,035
Notes due 2024 (par: $63,250 as of September 30, 2020 and December 31, 2019)	61,668	61,354
Notes payable - Securitization trusts (par: $235,675 and $276,637 as of September 30, 2020 and December 31, 2019)	232,045	272,376
Notes payable - related parties	11,550	12,163
Due to related parties	1,142	131
Lease liabilities	8,999	9,897
Deferred tax liabilities	9,395	12,405
Accounts payable, accrued expenses and other liabilities	21,206	20,824
Total liabilities	427,575	475,185

Commitment and contingencies
Net assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 21,435 and 20,530 issued and outstanding, respectively)	429	411
Additional paid-in capital	307,626	289,963
Accumulated undistributed earnings	16,336	31,852
Total net assets	324,391	322,226
Total liabilities and net assets	$751,966	$797,411
Net asset value per common share	$15.13	$15.70

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except for Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Investment income
From non-affiliate investments:
Interest income - PPP loans	$3,085	$—	$37,742	$—
Interest income - SBA 7(a) loans	5,871	7,468	19,382	21,519
Servicing income	2,875	2,542	8,367	7,473
Other income	240	1,233	1,449	3,720
Total investment income from non-affiliate investments	12,071	11,243	66,940	32,712
From non-control investments:
Interest income	107	—	107	—
Dividend income	31	27	71	86
Total investment income from non-control investments	138	27	178	86
From controlled investments:
Interest income	486	223	1,423	658
Dividend income	2,234	4,528	8,884	10,478
Total investment income from controlled investments	2,720	4,751	10,307	11,136
Total investment income	14,929	16,021	77,425	43,934
Expenses:
Salaries and benefits	3,669	3,587	10,856	10,659
Interest	3,939	5,476	13,727	14,923
Depreciation and amortization	93	125	312	378
Professional fees	651	1,215	2,822	2,842
Origination and loan processing	1,120	2,134	5,666	5,915
Origination and loan processing - related party	2,705	2,060	8,438	6,719
Change in fair value of contingent consideration liabilities	—	9	54	64
Loss on extinguishment of debt	—	251	—	251
Other general and administrative costs	1,082	1,697	4,415	4,782
Total expenses	13,259	16,554	46,290	46,532
Net investment income (loss)	1,670	(533)	31,135	(2,598)
Net realized and unrealized gains (losses):
Net realized gain (loss) on non-affiliate investments - SBA 7(a) loans	(722)	10,865	2,577	32,260
Net realized gain on controlled investments	—	1,600	—	1,600
Net unrealized depreciation on SBA guaranteed non-affiliate investments	(111)	(209)	(494)	(521)
Net unrealized (depreciation) appreciation on SBA unguaranteed non-affiliate investments	132	(14)	(6,012)	(1,957)
Net unrealized (depreciation) appreciation on controlled investments	(285)	957	(11,156)	3,874
Change in deferred taxes	70	(27)	3,010	(792)
Net unrealized depreciation on servicing assets	(1,207)	(2,002)	(1,299)	(3,469)
Net realized and unrealized gains (losses)	$(2,123)	$11,170	$(13,374)	$30,996
Net increase in net assets resulting from operations	$(453)	$10,637	$17,761	$28,398

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
Net increase (decrease) in net assets resulting from operations per share	$(0.02)	$0.55	$0.85	$1.49
Net investment income (loss) per share	$0.08	$(0.03)	$1.49	$(0.14)
Dividends and distributions declared per common share	$0.58	$0.58	$1.58	$1.44
Weighted average number of shares outstanding	21,192	19,228	20,942	19,115

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

	Three months ended		Three months ended
(in thousands, except per share amounts)	September 30, 2020	Per share	September 30, 2019	Per share
Net investment income (loss)	1,670	0.08	(533)	(0.03)
Net realized gain (loss) on non-affiliate investments - SBA 7(a) loans	(722)	(0.03)	10,865	0.57
Net realized gain on controlled investments	—	—	1,600	0.08
Change in fair value of contingent consideration liabilities	—	—	9	0.00
Loss on debt extinguishment	—	—	251	0.01
Adjusted Net investment income	$948	$0.04	$12,192	$0.63

	Nine months ended		Nine months ended
(in thousands, except per share amounts)	September 30, 2020	Per share	September 30, 2019	Per share
Net investment income (loss)	$31,135	$1.49	$(2,598)	$(0.14)
Net realized gain on non-affiliate investments - SBA 7(a) loans	2,577	0.12	32,260	1.69
Net realized gain on controlled investments	—	—	1,600	0.08
Loss on lease	—	—	(105)	(0.01)
Change in fair value of contingent consideration liabilities	54	0.00	64	0.00
Loss on debt extinguishment	—	—	251	0.01
Adjusted Net investment income	$33,766	$1.61	$31,472	$1.65

Note: Amounts may not foot due to rounding